RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                       Mortgage Pass-Through Certificates
                                 Series 1998-S4

                  $ 2,100,620.24*   6.50% Class M-1 Certificates
                    $ 700,173.52*   6.50% Class M-2 Certificates
                    $ 700,173.52*   6.50% Class M-3 Certificates

                         Supplement dated April 1, 1998
                                       to
                  Prospectus Supplement dated February 23, 1998
                                       and
                       Prospectus dated December 22, 1997

         *The Certificate Principal Balances of the Class M-1, Class M-2 and Class M-3 Certficates after giving effect to the distribution on March 25, 1998.

         The Class M-1 Certificates, Class M-2 Certificates and Class M-3 Certificates (collectively, the "Class M Certificates") will be purchased from the Company by PaineWebber Incorporated (the "Class M Underwriter"), pursuant to an agreement (the "Class M Underwriting Agreement") among the Company, the Master Servicer and the Class M Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $3,447,830.26 net of any expenses payable by the Company.

 The Class M Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class M Underwriter may effect such transactions by selling the Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Class M Underwriter and any dealers that may participate with the Class M Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Class M Underwriter in the form of discounts, concessions or commissions. The Class M Underwriting Agreement provides that the Company will indemnify the Class M Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

                            PAINEWEBBER INCORPORATED


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UNTIL  JUNE  30,  1998,  ALL  DEALERS  EFFECTING  TRANSACTIONS  IN THE  CLASS  M
CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED
TO  DELIVER  A  PROSPECTUS   (INCLUDING  THE  PROSPECTUS   SUPPLEMENT  AND  THIS
SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.














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